Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Citibank Europe plc

1 North Wall Quay

Dublin 1

D01 T8Y1

Ireland

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7DA

United Kingdom

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom